Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered this 11th day of July, 2016 (the “Closing Date”), by and between Odyssey Marine Exploration, Inc., a Nevada corporation (“Odyssey”), of 5215 West Laurel Street, Tampa, Florida 33607, and Philip S. Devine (“Devine”). Odyssey and Devine are sometimes collectively referred to in this Agreement as the “Parties.”

Whereas,

A.	Devine has served as Odyssey’s Chief Financial Officer (“CFO”) since September 2013;

B.	Odyssey has decided to terminate Devine’s employment as CFO;

C.	Odyssey recognizes that Devine’s performance as CFO at Odyssey was excellent; and

D.	The Parties concur that the termination of Devine’s employment shall be on the terms and conditions set forth in this Agreement;

Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT. The Parties agree that Devine’s employment by Odyssey will be terminated effective as of June 8, 2016 (the “Termination Date”).

2. STOCK OPTIONS AND RESTRICTED STOCK. Odyssey and Devine agree that all outstanding stock options and shares of restricted stock that have not vested or have not been exercised at the Closing Date of this Agreement will be vested as of the Termination Date, and Odyssey will grant Devine an extension of time to exercise all of his outstanding stock options at any time on or before their scheduled expiration dates. Outstanding stock options and shares of restricted stock were included in Odyssey’s Proxy Statement dated April 29, 2016. Devine waives the $260,000 Long Term Incentive equity award that he was entitled to receive in 2016, which pursuant to the Proxy Statement of April 2016 would have been $260,000 based on the low-end of the LTI target range.

3. 2016 BONUS PAYMENT. The Parties agree that Devine has earned forty-four percent (44%) of his non-equity incentive award for the year ended December 31, 2016, as determined by the Compensation Committee. Such bonus will be paid on the earlier of the date that any other Odyssey officer is paid their 2016 annual incentive award or February 28, 2017. Such bonus may be paid in cash or a combination of cash and free-trading Odyssey common stock in Odyssey’s sole discretion. Odyssey acknowledges that Devine has met 100% of his individual objectives for the 2016 Annual Incentive Plan.

4. COBRA PAYMENTS AND PROFESSIONAL DUES. The Parties agree that the qualifying event for COBRA shall be the Termination Date, and that Odyssey shall reimburse Devine for payment of his COBRA family plan payments for as long as he remains eligible for COBRA or until he enrolls in a new health insurance plan, whichever is sooner. Devine shall immediately notify Odyssey if he enrolls in a new health insurance plan. Devine waives his right to receive payment of future professional or membership fees.

5. ADEQUATE CONSIDERATION. Devine agrees that Odyssey’s covenants in Paragraphs 1-4 above and 6 and 7 below are in addition to anything of value to which he is already entitled in the absence of this Agreement and constitute adequate consideration for his covenants in this Agreement.

6. SEVERANCE. Odyssey will pay to Devine nine (9) months of continuation pay (“Severance”), commencing on the first payroll date in July 2016, an amount equal to two-thirds (2/3) of his current salary, which on an annual basis is $279,500, minus applicable withholding, in accordance with Odyssey’s normal payroll procedures. The Parties agree that the gross amount payable to him on a monthly basis during the 9 months of continuation pay is $15,527.78. This Agreement remains binding, notwithstanding any assessment of taxes or penalties as a result of payment of the Severance.

7. 2015 BONUS AND OTHER PAYMENTS.

7.1 The Parties agree that Devine has earned an annual incentive award for 2015 in the amount of $96,005 as determined by the Compensation Committee and as disclosed in Odyssey’s proxy materials for the 2016 Annual Meeting. Such bonus will be paid as follows: one-third in cash on or before July 15, 2016; one-third in cash on or before August 15; and one-third in cash on the earlier of (i) when Odyssey and its subsidiaries have received at least $500,000 in cumulative cash inflows after the Termination Date, or (ii) on September 30, 2016. In the event that final one-third of the 2015 annual incentive award hasn’t been paid in cash to Devine by September 30, 2016, the remaining unpaid amount will be paid in free-trading Odyssey common stock.

7.2 On the first payroll date after the effective date, Odyssey shall pay Devine in a lump sum, to the extent not previously paid, the Base Salary through the Date of Termination, including any salary amounts that had been deferred in previous pay periods;

7.3 Odyssey will reimburse Devine for all reasonable professional expenses he incurred while he was CFO prior to the Termination date. These expenses will be submitted for approval to the CEO via the normal expense note process and the expenses will be reimbursed within 15 days of submittal. Devine has up to 2 months after the Closing Date to submit such expense notes. These expenses will not exceed $1,500.

8. CONFIDENTIALITY. Devine recognizes that he has been given access to trade secrets and confidential business information regarding Odyssey and its subsidiaries (collectively, “Information”) that are valuable, special and unique assets of Odyssey. Devine has acquired no proprietary interest in the Information, including Information that he has developed. Devine agrees that he will not at any time or in any manner, either directly or indirectly, use or divulge, disclose, or communicate in any manner any Information to any third party. Devine acknowledges and understands that a violation of this paragraph shall be a material violation of this Agreement and, in addition to relief provided by Chapter 688, Florida Statutes, will justify all available legal and/or equitable relief, including, but not limited to, compensatory damages, preliminary and permanent injunctive relief, and attorney’s fees and costs. Devine further agrees that this Agreement is given to him in confidence, and Devine agrees to not to disclose to anyone the terms or conditions of this Agreement, other than as set forth herein. Devine may disclose the terms of this Agreement to his tax and legal advisors if reasonably necessary with respect to completing required federal, state or local tax returns to account for the monies paid under this Agreement, in response to an Internal Revenue Service or other government agency audit or similar government investigation, or if compelled to do so by order of a court of competent jurisdiction or lawfully issued subpoena. If Devine receives a court order, subpoena or government agency inquiry which would compel him to disclose the terms of this Agreement, Devine will immediately notify Odyssey, so that Odyssey will have an opportunity to timely object. THIS CONFIDENTIALITY PROVISION IS A MATERIAL PROVISION OF THIS AGREEMENT, AND ANY BREACH OF THIS PROVISION CONSTITUTES A MATERIAL BREACH OF THIS AGREEMENT.

9. MATERIAL NON PUBLIC INFORMATION – INSIDER TRADING. Devine acknowledges that, during the course of employment by Odyssey conducted prior to this Agreement, he has come into possession of “material non-public information” as defined by State and Federal Securities Laws. Devine agrees to keep all such information confidential and understands that the release of such information or the trading in the Company’s securities while in possession of such information may constitute insider trading. Devine acknowledges that he has been furnished a copy of Odyssey’s INSIDER TRADING POLICY and that he understands and will comply with the provisions of the policy. Devine represents that based on his knowledge he is not aware of any fraud involving Odyssey or its management.

10. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Devine has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain him from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

11. NON-COMPETE AGREEMENT. Devine agrees and covenants that for a period of two years following the Termination Date, he will not directly or indirectly engage in any competitive Underwater Exploration Business. For purposes of this Agreement, Parties agree that Underwater Exploration is defined as and explicitly limited to cargo recovery from shipwrecks of World War II or earlier and underwater mineral exploration of Phosphate, Seafloor Massive Sulfides and Polymetallic nodules. Directly or indirectly engaging in any competitive Underwater Exploration Business includes, but is not limited to, (i) engaging in such business as owner, partner, or agent, (ii) becoming a Consultant of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of such business. Devine agrees that: (a) his covenants in this paragraph are reasonable and survive the term of this Agreement; (b) that there are legitimate business interests justifying his covenants contained in this paragraph, including trade secrets and valuable confidential business information, substantial relationships with customers, extraordinary training and customer goodwill; (c) his covenants are reasonably necessary to protect the legitimate business interests justifying the covenants; and (d) any profit made by such competitive underwater exploration business in which Devine has engaged shall be presumed to have been made by Odyssey, but for the violation of this paragraph by Devine.

12. NON-INTERFERENCE. Devine agrees not to recruit employees or Consultants of Odyssey for employment or for contract with any individual or business, including, but not limited to, businesses in which he may now have, or may subsequent to this Agreement attain, an interest, unless specifically approved in advance by Odyssey. Additionally, the Parties acknowledge that Consultants as used in this Paragraph only applies to Consultants used by Odyssey specifically for their knowledge of the Underwater Exploration Business as defined in Paragraph 11. The Parties agree that neither will disparage, denigrate, nor criticize the other Party in a manner likely to result in, interfering with the business of either Party or impairing the reputation of either Party. This includes comments made verbally or in writing, in any form or medium including comments posted on any website (including social networking websites), blog or other internet-based medium.

13. INDEPENDENT COVENANTS. Devine acknowledges and agrees that his covenants contained in Paragraphs 8-12 are independent covenants that are severable and independent from other provisions of this Agreement, and that any assertion that Odyssey breached any of its obligations contained in this Agreement shall not constitute a defense to enforcement of such covenants by Odyssey. Moreover, an asserted failure by Odyssey to enforce the same or similar covenants against other individuals shall not prevent Odyssey from enforcing Devine’s covenants, nor shall it constitute a defense to enforcement of Devine’s covenants.

14. COVENANT NOT TO SUE. Devine will not file a lawsuit in any federal or state court, or allow a lawsuit to be filed on his behalf in any federal or state court, against Odyssey or the Released Parties (defined below) for any type of legal or equitable relief regarding the termination of his employment or any other events from the beginning of the world to the Effective Date. Should an administrative agency initiate litigation that would be covered by this Paragraph, Devine agrees not to authorize the seeking of individual relief in such litigation, including, without limitation, backpay, frontpay, interest, compensatory damages, punitive damages or any other type of legal damages.

15. RELEASE OF CLAIMS. Devine hereby fully releases and discharges Odyssey and its current and former respective joint venturers, officers, directors, supervisors, shareholders, employees, agents, insurers, attorneys, fringe and employee benefit funds and plans, successors and assigns (the “Released Parties”) of and from any and all known and unknown rights, claims, controversies, demands, damages, actions, suits and causes of action of any nature whatsoever, whether known or unknown, direct or indirect, including but not limited to claims for restitution, specific performance, accounting, tort, breach of contract, negligence, and fraud, whether arising at law or in equity, under all local, state or federal statutes or common law, including securities laws, which he may have had, may now have, or may in the future claim to have had, against the Released Parties, based on his employment, the termination of his employment or any events from beginning of the world to the Effective Date (“Released Claims”).

a. The Released Claims include, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age 40 or older.

b. The Released Claims also include, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, all as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, OSHA, HIPAA, WARN, COBRA, Sarbanes-Oxley Act, the Equal Pay Act, the NLRA, ERISA, Florida Civil Rights Act, Sections 760.01-760.11, Fla. Stat., Section 448.08, Fla. Stat., the Florida Private Whistleblower Act, Sections 448.101-448.105, Fla. Stat., Section 440.205, Fla. Stat., and Section 760.50, Fla. Stat.

c. Devine understands that, by executing this Agreement, he does not waive or release rights or claims that may accrue after the date this Agreement is executed. In addition, this Agreement does not affect Devine’s rights to any benefits which have already vested under any company employee benefit plan (for example, a 401(k) plan). Devine’s rights to those vested benefits, if any, will continue to be governed by the terms and conditions of those plans.

d. Odyssey hereby releases Devine from any claims arising out of facts of which Odyssey has knowledge at the time of execution of this Agreement.

16. LIMITATION OF RELEASE. Nothing in this Agreement shall be construed to prohibit Devine from: filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing below, Devine acknowledges and agrees that he waives not only his right to recover money or any other relief in any action he might commence, but also his right to recover in any action brought by any government agency or other party, whether brought on his behalf or otherwise.

17. RETURN OF PROPERTY. By July 20, 2016, Devine shall deliver to Odyssey all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control, which is Odyssey’s property or related to Odyssey’s business.

18. CONTINUING ODYSSEY INDEMNIFICATION. Odyssey agrees that, for a continuous period of twelve (12) months following the Termination Date, it shall maintain directors’ and officers’ liability insurance covering Devine for acts during his employment with Odyssey up to and including the Termination Date in such amount as currently in effect.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the Parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both Parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited. However, a determination that Devine’s release of claims in Paragraph 15 is unlawful, invalid, void or otherwise unenforceable shall deprive Odyssey of the benefit of its bargain, and this Agreement shall then be null and void, with the Parties restored to the status quo ante.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida, and the Parties agree that any action under this Agreement shall be brought only in Hillsborough County, Florida or in federal court in Hillsborough County, Florida should that court have jurisdiction.

24. ASSIGNEES AND SUCCESSORS. This Agreement will be binding upon and inure to the benefit of any heirs, executors, administrators, successors or permitted assigns of the Parties. However, this Agreement is non-assignable by Devine, unless Odyssey consents to such assignment in writing.

25. OLDER WORKERS BENEFIT PROTECTION ACT COMPLIANCE. Devine shall have up to twenty-one (21) days following his execution of this Agreement to consider whether or not he wishes to execute this Agreement (“consideration period”). Devine may choose to enter into this Agreement prior to the conclusion of the consideration period. If he does so, he confirms that his choice is of his own free will, without any duress or coercion by Odyssey. Should Devine execute this Agreement at or before the conclusion of the consideration period, he shall have seven (7) days to revoke his acceptance of this Agreement (“revocation period”), and this Agreement shall not become effective or enforceable until the conclusion of the revocation period without Devine revoking his acceptance of this Agreement. If Devine wishes to revoke the Agreement within the revocation period, he shall give notice of such election in writing to Odyssey. Such notice must be received by Odyssey by the close of business on the last day of the revocation period, unless the last day is a weekend or holiday, in which case notice must be received by the close of business on the next day that is not a weekend or holiday. As used in this Agreement, the “Effective Date” means the day following the conclusion of the revocation period, so long as Devine has not revoked his acceptance of this Agreement. Should Devine revoke his acceptance of this Agreement, it shall be null and void, and the Parties shall be restored to the status quo ante.

26. ACKNOWLEDGEMENTS. Devine acknowledges and agrees that: (a) the only consideration for his execution of this Agreement is that which is stated herein and that any and all prior understandings and agreements with respect to the subject matter of this Agreement are merged into this Agreement; (b) this Agreement is incontestable on the basis of fraud; (c) he has not relied on statements or representations by Odyssey, its agents or representatives, concerning the matters addressed in this Agreement; (d) he has carefully read and fully understands this Agreement’s contents and final and binding legal effect, including his release and waiver of claims; (e) he enters into this Agreement knowingly and voluntarily without any duress or coercion; (f) he acknowledges that this agreement shall constitute sufficient cause to reject any application for future employment; (g) he has not assigned any of the Released Claims; (h) even though additional facts may be acquired after entry into this Agreement, such will not affect the validity of this Agreement; (i) that by entering into this Agreement, Odyssey does not admit to any unlawful actions; and (j) this Agreement may not be used as evidence in any subsequent proceeding, save a proceeding for breach of this Agreement.

27. CONSULTATION WITH LEGAL COUNSEL. Devine is hereby advised to discuss this Agreement with counsel of his own choosing. Odyssey will reimburse up to $3,000 of legal expenses incurred by Devine for purposes of reviewing this document. Such expenses will be submitted to the Odyssey CEO via an expense note.

28. REMEDIES. If, at any time after the Effective Date of this Agreement, it is established that either Party has violated its terms, the other Party shall have the right to seek appropriate relief, including, return of sums paid, specific performance, and an injunction restraining further violations, and the prevailing party shall be entitled to attorneys’ fees and costs, including costs and fees incurred on appeal.

a. After the Effective Date of this Agreement, should Devine violate any provision of this Agreement, the obligation of Odyssey to make severance payments under Paragraph 6, as well as Odyssey’s obligations under Paragraphs 2-4, shall immediately cease and no longer be enforceable, but Devine’s covenants in this Agreement shall continue to be of full force and effect.

b. Should Devine file or authorize a lawsuit in violation of Paragraphs 14 and/or 15, Odyssey shall be entitled to attorneys’ fees and costs incurred in defending the suit, regardless of outcome, for both of which Odyssey may bring a counterclaim.

c. The provisions of Paragraph 28(b) shall not apply to an ADEA suit, or a suit alleging age discrimination of the kind prohibited by the ADEA. However, if you bring a judicial lawsuit or complaint under the ADEA or alleging discrimination of the kind prohibited by the ADEA, Odyssey may seek restitution, recoupment or raise a setoff claim for the Severance to the extent permitted by law, and may seek attorneys’ fees and costs as otherwise provided by law.

29. THIRD-PARTY BENEFICIARIES. The Released Parties (other than Odyssey) are intended third-party beneficiaries of this Agreement and this Agreement may be enforced by each of them in accordance with the terms of this Agreement in respect of the rights granted to such Released Parties under this Agreement. Except to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any other person.

30. 409A COMPLIANCE. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Odyssey shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

31. WAIVER OF UNKNOWN CLAIMS. Devine acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the terms of this Agreement, but that it is his intention to fully, finally and forever release all claims, known or unknown, suspected or unsuspected, which do now exist, may exist, or existed in the past between Odyssey and him.

32. SATISFACTION OF EMPLOYMENT OBLIGATIONS. Devine acknowledges that he has been provided with all leave to which he may have been entitled, if any; that he is not aware of the Company engaging in any activity that would be a violation of a law, rule or regulation; and that he has not suffered any workplace illness or injury which he has not already reported to the Company. He further acknowledges that he is not entitled to any additional compensation or benefits from Company other than as provided herein.

33. NON-ADMISSION. This Agreement is not and shall not be deemed an admission by Odyssey of a violation of any statute or law or of any wrongdoing of any kind by the Odyssey, and this Agreement may not be used in any proceeding, save a proceeding for violation of this Agreement.

	Odyssey Marine Exploration, Inc.	Philip S. Devine

By:	/s/ Jon Sawyer	/s/ Philip S. Devine
	SIGNATURE	SIGNATURE

	Jon Sawyer	July 11, 2016
	PRINT NAME	DATE
Director
TITLE

July 26, 2016
DATE

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